EXHIBIT 99.1

STRYKER REDUCES 2008 GUIDANCE

Kalamazoo, Michigan - December 19, 2008-- Stryker Corporation (NYSE:SYK) announced today that the Company's 2008 sales and earnings per share results will be below the guidance previously provided.  As a result of lower than expected fourth quarter sales, full year 2008 constant currency revenue growth is now projected to be 9% to 10% compared to the Company's prior forecast of 11% to 12%.  The sales shortfall is primarily a result of a significant and rapid contraction in hospital capital budgets, which has depressed demand for certain MedSurg Equipment products.  The unprecedented weakening of the economy has caused the Company's hospital customers to reduce capital purchases to a degree not previously experienced in prior recessionary periods.  In addition, if foreign currency exchange rates hold near current levels, Stryker anticipates an unfavorable impact on net sales of approximately 4% in the fourth quarter of 2008 and a favorable impact on net sales of approximately 1% for the full year of 2008.

Stryker also reported that it will incur a restructuring charge of approximately $20 million (net of income tax benefit) in the fourth quarter, which will reduce diluted net earnings per share by approximately $0.05. The restructuring charge primarily relates to the decision to simplify the structure of the Company's Japanese distribution business with the intention of streamlining the supply chain. Additionally, the restructuring charge reflects Stryker's decision to substantially reduce its development efforts associated with the 2006 acquisition of Sightline Technologies, Ltd.

As a result of the expected MedSurg Equipment sales shortfall in the fourth quarter and the impact of the restructuring charge, Stryker now expects 2008 diluted net earnings per share to be in the range of $2.77 to $2.79. This represents an increase of 14% when compared to 2007 diluted net earnings per share of $2.44 which included earnings related to the sale and operations of our discontinued Physiotherapy Associates business. Excluding the impact of the fourth quarter 2008 restructuring charge, adjusted diluted net earnings per share for 2008 are expected to be in the range of $2.82 to $2.84, an increase of 18% compared to adjusted diluted net earnings per share from continuing operations of $2.40 in 2007.

"While our Company has historically felt little impact from recessions, the current pressures on hospital capital expenditures have had a significant adverse affect on our business in this quarter, which is typically the strongest for capital purchases," commented Stephen P. MacMillan, President and Chief Executive Officer. "Despite the changes to our 2008 outlook, we still expect to be one of the few Fortune 500 companies to have delivered an EPS gain of 18% against the backdrop of this difficult economy.  Although this is short of our historical 20% goal, we are achieving strong growth while also making significant investments in compliance activities. With respect to our outlook for 2009, we will provide guidance as it relates to sales growth and earnings per share in early January at which point we will have greater clarity regarding 2008 results and hospital capital budgets. We are committed to making the necessary investments to drive sales and earnings growth over the long term while remaining very focused on tight cost controls during this tough environment."

Stryker Corporation is one of the world's leading medical technology companies with the most broadly based range of products in orthopaedics and a significant presence in other medical specialties. Stryker works with respected medical professionals to help people lead more active and more satisfying lives. The Company's products include implants used in joint replacement, trauma, craniomaxillofacial and spinal surgeries; biologics; surgical, neurologic, ear, nose & throat and interventional pain equipment; endoscopic, surgical navigation, communications and digital imaging systems; as well as patient handling and emergency medical equipment. For more information about Stryker, please visit www.stryker.com.

CONTACT:	Katherine A. Owen
Vice President, Strategy and Investor Relations
269/385-2600